Registration No. 333-176283
Registration No. 333-155298

As filed with the United States Securities and Exchange Commission on October 29, 2020

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-176283
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-155298
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REGAL BELOIT CORPORATION
(Exact name of Registrant as specified in its charter)

Wisconsin	39-0875718
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
200 State Street
Beloit, Wisconsin	53511
(Address of principal executive offices)	(Zip Code)

REGAL BELOIT CORPORATION RETIREMENT SAVINGS PLAN
(Full title of the plan)

Thomas E. Valentyn
Vice President, General Counsel and Secretary
Regal Beloit Corporation
200 State Street
Beloit, Wisconsin 53511
(608) 364-8800
(Name, address and telephone number of agent for service)
__________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

__________________________

EXPLANATORY NOTE
Regal Beloit Corporation, a Wisconsin corporation (the “Registrant”), is filing with the Securities and Exchange Commission (the “SEC”) these post-effective amendments (“Post-Effective Amendments”) to deregister the shares of common stock, $0.01 par value per share, of the Registrant (the “Common Stock”), previously registered under the following Registration Statements on Form S-8 filed with the SEC (collectively, the “Registration Statements”), together with any and all plan interests registered thereunder:
•Registration Statement No. 333-155298, filed on November 12, 2008, which registered the offering of 175,000 shares of the Registrant’s Common Stock and 175,000 Common Share Purchase Rights, which subsequently expired as reported on the Registrant’s Form 8-A/A filed on February 12, 2010, and an indeterminate number of interests pursuant to the Regal Beloit Corporation Retirement Savings Plan (the “Plan”); and
•Registration Statement No. 333-176283, filed on August 12, 2011, which registered the offering of an additional 500,000 shares of the Registrant’s Common Stock and an indeterminate number of interests pursuant to the Plan.
Effective 3:00 p.m. CT on August 31, 2020, the Regal Beloit Common Stock Fund, a fund consisting primarily of shares of the Common Stock, ceased to be an investment option under the Plan, and, between September 1 and September 16, 2020, all Plan balances invested in the Regal Beloit Common Stock Fund and related plan interests were liquidated. Accordingly, no issuance of shares of the Common Stock under the Plan or any plan interests related thereto are required to be registered under the Registration Statements. The Registrant hereby terminates the effectiveness of the Registration Statements and the Registrant hereby deregisters all shares of the Common Stock and all related plan interests registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Common Stock and related plan interests.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beloit, State of Wisconsin, on this 29th day of October, 2020.
REGAL BELOIT CORPORATION
    By:     /s/ Louis V. Pinkham
    Louis V. Pinkham
    Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-176283 and this Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-155298 has been signed by the following persons on or before October 29, 2020 in the capacities indicated. Each person whose signature appears below constitutes and appoints Robert J. Rehard and Thomas E. Valentyn, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Louis V. Pinkham	Chief Executive Officer and Director
Louis V. Pinkham	(Principal Executive Officer)

/s/ Robert J. Rehard	Vice President and Chief Financial Officer
Robert J. Rehard	(Principal Financial Officer)

/s/ Jason R. Longley	Vice President and Corporate Controller
Jason R. Longley	(Principal Accounting Officer)

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Signature	Title

/s/ Jan A. Bertsch	Director
Jan A. Bertsch

/s/ Stephen M. Burt	Director
Stephen M. Burt

/s/ Anesa T. Chaibi	Director
Anesa T. Chaibi

/s/ Christopher L. Doerr	Director
Christopher L. Doerr

/s/ Dean A. Foate	Director
Dean A. Foate

/s/ Michael F. Hilton	Director
Michael F. Hilton

/s/ Rakesh Sachdev	Director
Rakesh Sachdev

/s/ Curtis W. Stoelting	Director
Curtis W. Stoelting

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Pursuant to the requirements of the Securities Act of 1933, the Regal Beloit Corporation Retirement Plan Committee, which administers the Regal Beloit Corporation Retirement Savings Plan, has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-176283 and this Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-155298 to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Beloit, State of Wisconsin, on this 29th day of October, 2020.

REGAL BELOIT CORPORATION RETIREMENT PLAN COMMITTEE

By: /s/ Robert Rehard
Robert Rehard

By: /s/ Thomas Valentyn
Thomas Valentyn

By: /s/ Jason Longley
Jason Longley

By: /s/ April Christenson
April Christenson

By: /s/ Mary Fetch
Mary Fetch

By: /s/ Ted Pokorski
Ted Pokorski

By: /s/ Ellen Tillman
Ellen Tillman

By: /s/ Patrick Cannon
Patrick Cannon

The foregoing persons are all of the members of the Regal Beloit Corporation Retirement Plan Committee, which is the administrator of the Regal Beloit Corporation Retirement Savings Plan.
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